                                                                EXHIBIT 16(c)(6)

                             HUDDLESTON & CO., INC.
                       PETROLEUM AND GEOLOGICAL ENGINEERS
                                1 Houston Center
                           1221 McKinney, Suite 3700
                              Houston, Texas 77010

                                   ----------

                    PHONE (713) 209-1100 - FAX (713) 752-0828


                               February 11, 2003


Steven J Stock Farm, Inc.
16945 Northchase Drive, Suite 1800
Houston, Texas 77060-2151

                                RE: SEVEN J STOCK FARM, INC. - ROYALTY INTERESTS
                                    Estimated Reserves and Revenues
                                    As of January 1, 2003

Gentlemen:

Pursuant to your request, we have estimated the fair market value for certain Proved oil, condensate, and gas properties owned by Seven J Stock Farm, Inc. (Seven J). The properties are located in Houston and Madison Counties, Texas.

Our conclusions, as of January 1, 2003, follow:

                                        NET TO SEVEN J STOCK FARM, INC.
                                       -------------------------------
Estimated Net Oil/Cond., bbl                        19,966
Estimated Net Gas, MMcf                               23.2
Future Net Revenue (FNR), $                        498,438
Present Worth FNR Discounted at 10%, $             385,976
Present Worth FNR Discounted at 15%, $             347,745

FAIR MARKET VALUE

The fair market value of the oil and gas properties was determined by Huddleston & Co., Inc. (Huddleston), by using several methods. An average of the four commonly used methods has been calculated as follows:

1.   1.75:1 Return on Investment, $                        284,822
2.   70% of FNR Discounted at 10%, $                       270,183
3.   100% of FNR Discounted at 15%, $                      347,745
4.   3.5-Year Payout, $                                    334,262

ESTIMATED FAIR MARKET VALUE (AVERAGE OF FOUR METHODS)     $309,253
                                                         ---------


                             HUDDLESTON & CO., INC.

Seven J Stock Farm, Inc.
February 11, 2003
Page Two


PURPOSE OF REPORT

The purpose of this report was to provide Seven J with an estimate of fair market value for the properties evaluated in this report. Fair market value is commonly defined as "the amount a willing buyer will pay a willing seller, with the property or interest exposed to the market for a reasonable period, neither the buyer nor the seller being under compulsion to buy or sell, both being competent and having reasonable knowledge or the facts." We have estimated the fair market value using the average of four methods that are commonly used in the industry.

The four methods that have been considered in preparing our estimate of fair market value follow:

1. Calculation of value on the basis of a 1.75:1 return on investment (or about 57% of undiscounted future net revenues) over the economic life of the properties;

2.    Calculation of 70% of future revenue, discounted at 10%;

3.    100% of future net revenue, discounted at 15%; and

4. Cumulative undiscounted future net revenues recovered over the first three and one-half years following the effective date of the report (3.5-year payout).

Fair market value was then determined by calculating the average of the four methods. We have estimated the fair market value for the properties evaluated in this report to be $309,253.

Also at the request of Seven J, Huddleston prepared a January 1, 2003, reserve report that utilized constant product prices. The constant pricing case, prepared under separate cover, evaluated the same properties as contained in this report and was dated February 10, 2003.

REPORTING REQUIREMENTS

The STANDARDS PERTAINING TO THE ESTIMATING AND AUDITING OF OIL AND GAS INFORMATION prepared by the Society of Petroleum Engineers (SPE) and the GUIDELINES FOR APPLICATION OF THE DEFINITIONS FOR OIL AND GAS RESERVES prepared by the Society of Petroleum Evaluation Engineers (SPEE) provide standards for the qualifications and independence of reserve estimators and acceptable methods for estimating future reserves. In addition, the SPE and SPEE require Proved reserves to be economically recoverable with prices and operating expenses in effect on the "as of" date of the report without further escalation.

Except for the use of escalated product prices, the estimated reserves and revenues shown herein have been prepared in accordance with our understanding of all applicable SPE and SPEE regulations and requirements.

RESERVE ESTIMATES

The reserve estimates for the Proved Developed Producing properties were based on the extrapolation of historical production data. All of the producing properties had reported production and all had sufficient data to suggest a decline trend.


                             HUDDLESTON & CO., INC.

Seven J Stock Farm, Inc.
February 11, 2003
Page Three


PRODUCT PRICES

The product prices utilized in this report were the actual NYMEX Strip prices offered by the NYMEX on December 19, 2003. Product prices were put into the cash flow model annually for 2003, 2004, 2005, and 2006. Beginning January 1, 2007, prices were escalated at 2% per year through the life of the properties.

Market prices for both oil and gas continue to be subject to a substantial degree of variation as a result of a variety of market and seasonal factors. Therefore, actual future receipts are likely to vary significantly from the projections. We are unable to accurately project future markets; however, significant fluctuations in market prices may materially affect our projections of both future reserves and revenues. The variations in product prices as shown on the summary projections result from the net effect of computer averaging of the aggregate of gross revenues and net revenues with varying rates of decline.

A comparison of the average product prices, weighted as a composite for all properties over life, follows: (Gas prices have been adjusted for heating value and are reported as dollars per Mcf.)

ESCALATED PRICING CASE           OIL/COND., $/BBL            GAS, $/MCF
----------------------           ----------------            ----------
2003                                  25.81                     3.80
2004                                  21.96                     3.30
2005                                  21.30                     3.14
2006                                  20.96                     3.07
Maximum                               25.81                     4.04
Average Over Life                     23.00                     3.44


OPERATING EXPENSES, TAXES, AND CAPITAL EXPENDITURES

Seven J supplied operating income/expense statements for the properties evaluated in this report. As a royalty interest owner Seven J is not directly burdened by operating expenses. Seven J is indirectly burdened by operating expenses in that such expenses were considered in the cash flow model to calculate the economic limit of the individual properties.

Beginning January 1, 2003, operating expenses were escalated at 2% per year through the life of the properties

Severance and ad valorem taxes were scheduled for each property where applicable.

VALUES AND COSTS NOT CONSIDERED

General home office overhead (G&A), federal income taxes, and allowances for depreciation, depletion, and amortization have not been deducted from estimated revenues. Values were not assigned to nonproducing acreage or to the salvage value of surface and subsurface equipment.

REPORT QUALIFICATIONS

The estimated future revenues are based on projections of recoverable hydrocarbons, rates of production, proration by state and federal agencies, future product prices that are subject to rapidly changing market conditions, operating costs, and direct taxes. Any unusual combination of variations in these factors could result in future receipts considerably more or less than those estimated herein.


                             HUDDLESTON & CO., INC.

Seven J Stock Farm, Inc.
February 11, 2003
Page Four


THE ESTIMATED FUTURE NET REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES PRESENTED IN THE CASH FLOW ARE NOT REPRESENTED TO BE MARKET VALUES FOR EITHER THE INDIVIDUAL PROPERTIES OR ON A TOTAL PROPERTY BASIS. SEPARATE CALCULATIONS MUST BE PREPARED TO ACHIEVE FAIR MARKET VALUE, AS DISCUSSED PREVIOUSLY.

Estimates for individual properties should be considered in context with the total or overall estimated revenues. The actual performance of individual properties may vary considerably from the projections, particularly in comparison to the total composite projections. Small interest or low-income properties that have little apparent value are not studied to the same extent as the more significant properties.

We have utilized Seven J documents as a basis for ownership, product prices, operating expenses, and other factual data necessary for our estimates. We have generally tested the validity of these data and believe the information to be correct. We express no opinions and make no representations as to legal or accounting interpretations provided by Seven J. We did not inspect the properties or conduct independent well tests and do not believe it to be necessary for the purpose of this report.

                                                  Respectfully submitted,


                                                  /s/ Peter D. Huddleston, P.E.
                                                  Peter D. Huddleston, P.E.


PDH:dsm


                             HUDDLESTON & CO., INC.